Exhibit 99.1

News Release

Ryder Reports Record First Quarter 2019 Revenue of $2.2 Billion, Up 15%
First Quarter 2019

•	Q1 GAAP EPS from Continuing Operations Up $0.17 or 24% to $0.87, Primarily Reflects Revenue Growth and Improved Operating Performance

•	Q1 Comparable EPS (non-GAAP) from Continuing Operations Up $0.15 or 16% to $1.11, Primarily Reflects Revenue Growth and Improved Operating Performance in all Business Segments

•	Record Q1 Total Revenue Grows 15% to $2.2 Billion

•	Record Q1 Operating Revenue (non-GAAP) Up 14% to $1.8 Billion; Double-Digit Growth in all Business Segments
2019 Forecast

•	Raised Full-Year 2019 GAAP EPS Forecast Range from Prior Forecast of $5.18 to $5.48 to $5.28 to $5.58

•	Raised Full-Year 2019 Comparable EPS Forecast Range (non-GAAP) from Prior Forecast of $6.00 to $6.30 to $6.05 to $6.35

MIAMI, April 30, 2019 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today reported first quarter earnings and revenue. In the first quarter, the company reported record total revenue and record operating revenue. Revenue and earnings before tax grew in all three business segments reflecting new business and higher volumes. First quarter GAAP EPS was up 24% to $0.87 and comparable EPS was up 16% to $1.11, reflecting revenue growth and improved operating performance.

Results for the three months ended March 31 were as follows:

(dollars in millions, except EPS)	Earnings Before Taxes			Earnings			Diluted Earnings Per Share
	2019	2018	Change	2019	2018	Change	2019	2018	Change
GAAP	$68.2	52.7	29%	$45.9	37.3	23%	$0.87	0.70	24%
Non-operating pension costs	6.5	1.2		4.6	0.6		0.09	0.01
ERP implementation costs	3.6	—		2.7	—		0.05	—
Restructuring and other, net	2.6	(0.4)		1.8	(0.4)		0.04	—
Goodwill impairment	—	15.5		—	15.5		—	0.29
Tax adjustments	—	—		3.5	(1.9)		0.06	(0.04)
Comparable (non-GAAP)	$80.8	69.0	17%	$58.5	51.1	14%	$1.11	0.96	16%

Exhibit 99.1

Total and operating revenue for the three months ended March 31 were as follows:

(in millions)	Total Revenue			Operating Revenue (non-GAAP)
	2019	2018	% Change	2019	2018	% Change
Total	$2,180.3	1,904.2	15%	$1,759.0	1,543.7	14%
FMS	$1,351.6	1,243.1	9%	$1,143.7	1,039.2	10%
DTS	$349.6	299.0	17%	$235.6	201.4	17%
SCS	$635.7	494.7	28%	$477.1	382.8	25%

Commenting on the company’s first quarter results, Ryder Chairman and CEO Robert Sanchez said,
"We are pleased to report double-digit operating revenue and earnings growth, driven by strong performance in our contractual businesses. This growth reflects continued outsourcing trends and the impact of our sales and marketing initiatives. We out-performed our forecast, primarily due to better than anticipated impact of the new lease accounting standard and to a lesser extent stronger performance in ChoiceLease and Dedicated.

"We are encouraged by accelerated growth in the ChoiceLease fleet, which increased organically by a record 4,200 vehicles this quarter, with 40% of the growth coming from customers new to outsourcing. Once these customers outsource their fleets to us, we typically expand and retain these relationships for decades.

"Our transactional rental and used vehicles sales businesses performed in line with our expectations. Additionally, used vehicle inventory levels remain within our target range.

"In both Dedicated Transportation Solutions and Supply Chain Solutions, we saw earnings improvement reflecting revenue growth and stronger operating performance.

"Turning to our longer-term strategic initiatives, we’re excited by the positive results we saw from our Atlanta pilot of COOP by Ryder™ and have expanded the platform to South Florida. COOP is the first and only asset sharing platform of its kind for commercial vehicles, which enables fleet owners to generate revenue from their underutilized vehicles and provides an asset-light earnings source for Ryder."

First Quarter Business Segment Operating Results
Fleet Management Solutions
In the Fleet Management Solutions (FMS) business segment, total revenue was $1.35 billion, up 9% compared with $1.24 billion in the year-earlier period. FMS operating revenue (a non-GAAP measure excluding fuel) was $1.14 billion, up 10% from the year-earlier period. Ryder ChoiceLeaseTM (lease) revenue increased 8% reflecting a larger average fleet size and higher prices on replacement vehicles. The lease fleet grew by 4,200 vehicles for the quarter. Commercial rental revenue increased 15% from the

Exhibit 99.1

prior year due to higher demand and pricing.

FMS earnings before tax were $60.9 million, up 12%, compared with $54.3 million in 2018, reflecting ChoiceLease and to a lesser extent commercial rental growth. Lease results benefited from fleet growth, reflecting strong outsourcing trends and our sales and marketing initiatives. Commercial rental performance improved due to stronger demand and higher pricing. Rental power fleet utilization was 74.9% for the first quarter consistent with the year-earlier period. Both lease and rental performance benefited from a significant maintenance cost recovery item. These benefits were offset by higher depreciation of $8.6 million due to vehicle residual-value changes and accelerated depreciation, as well as higher liability insurance costs related to development of prior years' claims. In addition, overheads were higher, reflecting growth-related investments in sales, marketing, and technology. Used vehicle results slightly declined from the prior year as increased sales of used vehicles at higher prices were offset by higher valuation adjustments on a larger inventory. FMS earnings before tax as a percentage of FMS total revenue and FMS operating revenue (a non-GAAP measure) were 4.5% and 5.3%, respectively, both are up by 10 basis points from the prior year.

Dedicated Transportation Solutions
In the Dedicated Transportation Solutions (DTS) business segment, total revenue was up 17% to $350 million and DTS operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was up 17% to $236 million compared with the year-earlier period. DTS total and operating revenue growth reflects new business, customer expansions, and increased volumes.

DTS earnings before tax of $17.4 million increased 33% compared with $13.1 million in 2018, due to revenue growth, improved operating performance, and favorable insurance results related to development of prior years' claims. DTS earnings before tax as a percentage of DTS total revenue and DTS operating revenue (a non-GAAP measure) were 5.0% and 7.4%, respectively, up 60 and 90 basis points from the year-earlier period.

Supply Chain Solutions
In the Supply Chain Solutions (SCS) business segment, total revenue was up 28% to $636 million and SCS operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was up 25% to $477 million compared with the year-earlier period. SCS operating revenue growth largely reflects new business, increased volumes, and higher pricing. Total and operating revenue growth also reflects the acquisition of MXD Group, Inc., re-branded as Ryder Last Mile, during the second quarter of 2018.

SCS earnings before tax of $32.3 million increased 27% in the first quarter of 2019 compared with $25.5

Exhibit 99.1

million in 2018, driven by revenue growth. SCS earnings before tax as a percentage of SCS total revenue and SCS operating revenue (a non-GAAP measure) were 5.1% and 6.8%, respectively, down 10 basis points and up 10 basis points from the year-earlier period.

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the first quarter of 2019, unallocated CSS costs increased to $13 million from $11 million in the prior year.

Income Taxes
The company’s effective income tax rate from continuing operations for the first quarter of 2019 increased from 29.2% to 32.7%. The increase reflects the expiration of certain state net operating losses in 2019 and a one-time beneficial adjustment associated with uncertain tax positions in 2018. The comparable effective income tax rate (a non-GAAP measure) from continuing operations for the first quarter of 2019 increased from 26.0% to 27.6%. This increase reflects a change in the mix of jurisdictional earnings.

Additional Items Excluded from Segment and Comparable Earnings
Non-operating components of pension costs are excluded from both segment earnings before tax and comparable earnings (a non-GAAP measure) to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $6.5 million ($4.6 million after tax) or $0.09 per diluted share in the first quarter of 2019, up from $1.2 million ($0.6 million after tax) or $0.01 per diluted share in the year-earlier period.

First quarter 2019 results include $3.6 million ($2.7 million after tax) or $0.05 per diluted share of expense related to the implementation of an Enterprise Resource Planning (ERP) system. Results also include restructuring and other, net of $2.6 million ($1.8 million after tax) or $0.04 per diluted share, primarily reflecting consulting fees related to a cost-savings initiative, partially offset by income from the company's Singapore operations which will be exited in 2019.

First quarter 2018 results reflect a non-cash, pre-tax charge of $15.5 million ($15.5 million after tax) or $0.29 per diluted share related to the impairment of goodwill in our FMS Europe reporting unit and $0.4 million ($0.4 million after tax) of restructuring and other, net, including income related to the company's Singapore operations.

Exhibit 99.1

Lease Accounting
The company adopted a new lease accounting standard effective January 1, 2019, which has no impact on cash flow or total earnings over the life of a lease contract. The new standard, however, changes the timing of lease revenue and related commission expense recognition to better align with maintenance costs. Adoption of the standard increased earnings per share by $0.11 in the first quarter of 2019 and $0.06 in the first quarter of 2018. Although we saw a benefit from lease accounting in the first quarter, we expect adoption of the standard to reduce full year 2019 earnings per share by approximately $0.15 as the fleet is expected to get younger during the year.

Capital Expenditures
Capital expenditures increased to $1.11 billion in the first quarter of 2019, compared with $711 million in first quarter of 2018. The increase in capital expenditures reflects higher planned investments to grow and refresh the lease fleets. Proceeds of $103 million, primarily from used vehicle sales, increased 15%. Net capital expenditures (including proceeds from the sale of assets) were $1.01 billion in 2019, up from $621 million in 2018.

Cash Flow and Leverage
Operating cash flow was $485 million in the first quarter of 2019, up from $337 million in first quarter of 2018. Total cash generated (a non-GAAP measure that includes proceeds from used vehicle sales) was $589 million, compared with $427 million in 2018. Free cash flow (a non-GAAP measure) was negative $438 million, compared with negative $236 million in 2018, reflecting increased net capital spending.

Total debt as of March 31, 2019 was $7.1 billion, up from $6.6 billion in 2018. Debt to equity for the first quarter of 2019 was 278% compared with 262% at year-end 2018, within Ryder’s long-term target range of 250% to 300%.

2019 Earnings Forecast
Commenting on the company’s outlook, Mr. Sanchez said, "We continue to see a healthy economic environment and customers remain confident in making long-term contractual commitments. In addition, demand for rental and used vehicles remains favorable, however, we continue to plan for a somewhat softer year-over-year comparisons in the second half. Overall, we are on track to meet our earnings expectations for the full year with a modestly better than expected impact from lease accounting.

"We are on pace to meet or beat our 2019 revenue growth targets in all business segments. In rental, our strategy to leverage e-commerce growth by expanding our medium-duty truck fleet is proceeding well. In used vehicles sales, we are expanding our retail sales capacity to handle additional volume and we

Exhibit 99.1

continue to expect pricing to be slightly down, particularly in the second half of the year. In addition, we anticipate executing well on our recently announced maintenance cost initiative for the full year.

"In supply chain solutions, we expect revenue comparisons to turn negative in the second half of the year due to previously announced lost business; however, year-over-year earnings are expected to improve. In dedicated transportation solutions, we expect continued improvements in operating performance. Finally, our capital spending and leverage outlook remains consistent with our prior expectations."

In view of these factors, Ryder is revising its full-year 2019 GAAP EPS forecast to a range of $5.28 to $5.58, as compared to the prior forecast of $5.18 to $5.48. In 2018, full-year GAAP EPS was $5.44. The company is also increasing its forecast for full-year 2019 comparable EPS from continuing operations to $6.05 to $6.35, from the prior forecast of $6.00 to $6.30. In 2018, full-year comparable EPS was $5.97.
Ryder is establishing a second quarter 2019 GAAP EPS forecast of $1.14 to $1.24, compared with $0.88 in the second quarter 2018. The company is also establishing a second quarter 2019 forecast for comparable EPS from continuing operations of $1.34 to $1.44, compared with $1.46 in the second quarter 2018. The EPS forecast for the second quarter of 2019 includes a negative impact of $0.05 associated with the adoption of the new lease accounting standard compared to a benefit of $0.05 in the year earlier period. The lease accounting impact in the second quarter reflects an expected decline in the fleet age.

Supplemental Company Information

First Quarter Net Earnings

(dollars in millions, except EPS)	Earnings		Diluted EPS
	2019	2018	2019	2018
Earnings from continuing operations	$45.9	37.3	$0.87	0.70
Discontinued operations	(0.6)	(0.4)	(0.01)	(0.01)
Net earnings	$45.3	36.9	$0.86	0.70
Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The company’s financial performance is reported in the following three, inter-related business segments:

•
Fleet Management Solutions - Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on

Exhibit 99.1

Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best - so they can grow.

•
Dedicated Transportation Solutions - Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.

•
Supply Chain Solutions - Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the ChoiceLease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the ChoiceLease product line varies directly with customer contract signings for growth and replacement vehicles. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand Ryder’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

Contacts:    Media:                        Investor Relations:
Amy Federman                    Bob Brunn
(305) 500-4989                 (305) 500-4053

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Exhibit 99.1

Conference Call and Webcast Information:

Ryder’s earnings conference call and webcast is scheduled for April 30, 2019, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Scott Parker. To join please click the below URL five minutes prior to the start of the webcast. You will need to complete the registration page to gain access to the webcast.

Ryder First Quarter Earnings Call Webcast URL: https://globalmeet.webcasts.com/starthere.jsp?ei=1237864&tp_key=a8dff3a172

If you do not have computer speakers or headphones and/or would like to dial-into the webcast, please dial into the phone bridge below. In addition, please click the “listen by phone” option on the webcast player for the optimal viewing experience.

LIVE AUDIO VIA PHONE
Please dial the audio phone number approximately 10 minutes prior to the start of the call.
Toll Free Number 888-352-6803
USA Toll Number:             323-701-0225
Audio Passcode:                 Ryder
Conference Leader:            Bob Brunn

AUDIO REPLAY VIA PHONE
An audio replay of the call will be available one hour after call ends for 30 days.
Toll Free Number:       888-203-1112
USA Toll Number:       719-457-0820
Replay Passcode:         1420126

AUDIO REPLAY VIA MP3 DOWNLOAD
A podcast of the call will be available within 24 hours after the end of the call at http://investors.ryder.com. Interested listeners may download the audio file and either save or listen to it on their computer or any portable MP3 player. Go to http://investors.ryder.com, select Financials/Quarterly Reports and the date in order to access the file.

AUDIO & SLIDE REPLAY VIA INTERNET
An audio replay including the slide presentation will be available on the Internet within two hours following the call. Go to http://investors.ryder.com, select Financials/Quarterly Reports and the date in order to access the file.

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Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding market trends and economic environment, our financial condition, fleet growth, performance in our product lines and segments, the strength of our sales pipeline, projections related to customer retention, demand, utilization and pricing trends in commercial rental, volumes and pricing trends in used vehicle sales, used vehicle inventory levels, residual values, return on capital spread, operating cash flow, free cash flow, capital expenditures, leverage, our ability to make investments in sales, marketing, IT, e-commerce and new product initiatives, costs of implementing our ERP system ,benefits of our sales and marketing initiatives, maintenance costs on certain older model year vehicles, and the impact and adequacy of steps we have taken to address our cost structure, including our maintenance initiatives and zero-based budgeting process. Our forward-looking statements also include our expectations regarding the impact from the new lease accounting standard on our earnings, financial position, cash flow, leverage and the demand for our products and services. The expected impact on these items may differ due to changes in the distribution of lease fleet by age, the number of early terminations, vehicle type and lease terms, and the percentage of leases fulfilled with new

Exhibit 99.1

versus used vehicles. All of these statements are based on our preliminary estimates and are subject to our continuing evaluation of our leases under the new lease accounting standard as well as necessary changes to accounting and business processes in order to implement the recognition and disclosure requirements of the new standard.

All of our forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to adapt to changing market conditions, lower than expected contractual sales, decreases in commercial rental demand or poor acceptance of rental pricing, worsening of market demand for used vehicles impacting current pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for our services, higher than expected maintenance costs, lower than expected benefits from our cost-savings, lower than expected benefits from our sales, marketing and new product initiatives, higher than expected costs related to our ERP implementation, setbacks or uncertainty in the economic market, implementation or enforcement of regulations, decreases in freight demand or volumes, poor operational execution including with respect to new accounts and product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers' business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, impact of changes in accounting policies, the sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures : This news release includes certain non-GAAP financial measures as defined under SEC rules, including:

Comparable Earnings Measures , including comparable earnings from continuing operations, comparable earnings per share from continuing operations (as well as forecasts),, comparable earnings before income tax, comparable earnings before interest, income tax, depreciation and amortization (as well as forecasts), and comparable effective income tax rate. Additionally, our adjusted return on average capital (ROC) and adjusted return on capital spread (ROC spread) measures are calculated based on comparable earnings items.

Operating Revenue Measures, including operating revenue and operating revenue growth excluding foreign exchange for Ryder and its business segments, and segment EBT as a percentage of operating revenue.

Cash Flow Measures, including total cash generated and free cash flow (as well as forecasts).

Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended March 31, 2019 and 2018
(In millions, except per share amounts)

	Three Months
	2019	2018

Lease and rental revenues	$899.6	825.0
Services revenue	1,132.0	928.1
Fuel services revenue	148.7	151.1
Total revenues	2,180.3	1,904.2

Cost of lease and rental	664.3	615.6
Cost of services	971.7	788.8
Cost of fuel services	143.3	146.9
Other operating expenses	33.6	33.0
Selling, general and administrative expenses	231.3	207.8
Non-operating pension costs	6.5	1.2
Used vehicle sales, net	8.2	7.4
Interest expense	55.3	38.2
Miscellaneous income, net	(8.2)	(2.5)
Restructuring and other items, net	6.2	15.1
	2,112.2	1,851.5

Earnings from continuing operations before income taxes	68.2	52.7
Provision for income taxes	22.3	15.4
Earnings from continuing operations	45.9	37.3
Loss from discontinued operations, net of tax	(0.6)	(0.4)
Net earnings	$45.3	36.9

Earnings (loss) per common share - Diluted
Continuing operations	$0.87	0.70
Discontinued operations	(0.01)	(0.01)
Net earnings	$0.86	0.70

Earnings per share information - Diluted
Earnings from continuing operations	$45.9	37.3
Less: Earnings allocated to unvested stock	(0.2)	(0.1)
Earnings from continuing operations available to common stockholders	$45.7	37.2

Weighted-average shares outstanding - Diluted	52.6	53.0

EPS from continuing operations	$0.87	0.70
Non-operating pension costs	0.09	0.01
ERP implementation costs	0.05	—
Restructuring and other, net	0.04	—
Goodwill impairment	—	0.29
Tax adjustments	0.06	(0.04)
Comparable EPS from continuing operations *	$1.11	0.96

* Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.

Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	March 31, 2019	December 31, 2018

Assets:
Cash and cash equivalents	$62.8	68.1
Other current assets	1,499.5	1,501.0
Revenue earning equipment, net	9,982.6	9,407.1
Operating property and equipment, net	871.5	862.1
Other assets	1,534.5	1,511.4
	$13,950.9	13,349.7

Liabilities and shareholders' equity:
Current liabilities	$1,637.1	1,579.6
Total debt	7,143.2	6,649.3
Other non-current liabilities (including deferred income taxes)	2,602.4	2,582.8
Shareholders' equity	2,568.2	2,538.0
	$13,950.9	13,349.7

SELECTED KEY RATIOS AND METRICS

	March 31, 2019	December 31, 2018

Debt to equity	278%	262%
Effective interest rate (average cost of debt)	3.2%	3.0%

	Three months ended March 31,
	2019	2018

Cash provided by operating activities from continuing operations	$485.3	336.9
Free cash flow *	(437.9)	(235.9)
Capital expenditures paid	1,026.7	662.7

Capital expenditures (accrual basis)	$1,113.8	710.9
Less: Proceeds from sales (primarily revenue earning equipment)	(103.5)	(90.0)
Net capital expenditures	$1,010.3	621.0

	Twelve months ended March 31,
	2019	2018

Return on average shareholders' equity**	11.7%	38.9%
Return on average assets**	2.2%	6.8%
Adjusted return on capital *	5.2%	4.5%
Weighted average cost of capital	4.8%	4.2%
Return on capital spread ***	0.4%	0.3%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
** 2018 calculations include the benefit from Tax Reform recorded in the fourth quarter of 2017.
*** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.

Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
LEASE ACCOUNTING IMPACT - UNAUDITED
(Dollars in millions)

Adoption of the new lease standard impacted our previously reported Consolidated Condensed Statements of Operations and Comprehensive Income results as follows (in millions, except per share amounts):

	Three months ended March 31, 2018
		New Lease
	As Previously	Standard
	Reported	Adjustments*	As Revised
Lease and rental revenues	$824.3	0.7	825.0
Total revenues	1,903.5	0.7	1,904.2
Cost of lease and rental	619.2	(3.6)	615.6
Cost of services**	787.2	1.5	788.8
Other operating expenses	33.5	(0.5)	33.0
Selling, general and administrative expenses	208.6	(0.8)	207.8
Interest expense	37.8	0.4	38.2
Restructuring and other items, net**	16.0	(0.9)	15.1
Earnings from continuing operations before income taxes	48.1	4.6	52.7
Provision for income taxes	14.2	1.2	15.4
Earnings from continuing operations	33.9	3.4	37.3
Net earnings	33.5	3.4	36.9

Comprehensive income	51.0	3.4	54.3

Earnings per common share - Basic
Continuing operations	$0.65	0.06	0.71
Net earnings	$0.64	0.06	0.70

Earnings per common share - Diluted
Continuing operations	$0.64	0.06	0.70
Net earnings	$0.63	0.06	0.70

* Included in the New Lease Standard Adjustments is the immaterial correction of the lease classification of certain leases of revenue earning equipment in our FMS Europe segment as sales-type leases as well as the immaterial correction of certain facility leases as finance leases. Further information will be included in the Company's interim financial statements to be filed on Form 10-Q.

** The changes to Cost of services and Restructuring and other items, net primarily reflects the reclassification of our Singapore operations that we will shut down during 2019 to this financial statement line item.

LEASE ACCOUNTING IMPACT ON EPS

	1Q	2Q	3Q	4Q	Full Year
2018
Impact on EPS	0.06	0.05	0.04	0.08	0.23

2019 Forecast	1Q	2Q	Full Year
Impact on EPS	0.11	(0.05)	(0.15)

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
LEASE ACCOUNTING IMPACT - UNAUDITED
(Dollars in millions)

Adoption of the new lease standard impacted our previously reported Consolidated Condensed Balance Sheet as follows (in millions):

	December 31, 2018
		New Lease
	As Previously	Standard
	Reported	Adjustments*	As Revised
Receivables net	$1,219.4	24.1	1,243.5
Prepaid expenses and other current assets	201.6	(23.3)	178.3
Total current assets	1,568.4	0.7	1,569.1
Revenue earning equipment, net	9,498.0	(90.9)	9,407.1
Operating property and equipment, net	843.8	18.2	862.1
Sales-type leases and other assets	606.6	370.5	977.1
Total assets	13,051.1	298.6	13,349.7
Short-term debt and current portion of long term-debt	930.0	7.2	937.1
Accrued expenses and other current liabilities	630.5	217.2	847.7
Total current liabilities	2,292.3	224.4	2,516.7
Long-term debt	5,693.6	18.5	5,712.1
Other non-current liabilities	849.9	552.7	1,402.6
Deferred income taxes	1,304.8	(124.6)	1,180.2
Total liabilities	10,140.8	671.0	10,811.7
Retained earnings	2,710.7	(372.0)	2,338.6
Accumulated other comprehensive loss	(911.3)	(0.3)	(911.6)
Total shareholders' equity	2,910.3	(372.4)	2,538.0
Total liabilities and shareholders' equity	13,051.1	298.6	13,349.7

* Included in the New Lease Standard Adjustments is the immaterial correction of the lease classification of certain leases of revenue earning equipment in our FMS Europe segment as sales-type leases as well as the immaterial correction of certain facility leases as finance leases. Further information will be included in the Company's interim financial statements to be filed on Form 10-Q.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended March 31, 2019 and 2018
(Dollars in millions)

	Three Months
	2019	2018	B(W)

Total Revenue:
Fleet Management Solutions:
ChoiceLease	$748.6	690.9	8%
SelectCare	135.8	121.9	11%
Commercial rental	236.1	204.5	15%
Other	23.2	21.9	6%
Fuel services revenue	207.9	203.8	2%
Total Fleet Management Solutions	1,351.6	1,243.1	9%
Dedicated Transportation Solutions	349.6	299.0	17%
Supply Chain Solutions	635.7	494.7	28%
Eliminations	(156.6)	(132.5)	(18)%
Total revenue	$2,180.3	1,904.2	15%

Operating Revenue: *
Fleet Management Solutions	$1,143.7	1,039.2	10%
Dedicated Transportation Solutions	235.6	201.4	17%
Supply Chain Solutions	477.1	382.8	25%
Eliminations	(97.4)	(79.8)	(22)%
Operating revenue	$1,759.0	1,543.7	14%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$60.9	54.3	12%
Dedicated Transportation Solutions	17.4	13.1	33%
Supply Chain Solutions	32.3	25.5	27%
Eliminations	(17.3)	(13.3)	(30)%
	93.3	79.6	17%
Unallocated Central Support Services	(12.5)	(10.6)	(18)%
Non-operating pension costs	(6.5)	(1.2)	NM
Restructuring and other items, net	(6.2)	(15.1)	NM
Earnings from continuing operations before income taxes	68.2	52.7	29%
Provision for income taxes	22.3	15.4	(45)%
Earnings from continuing operations	$45.9	37.3	23%

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended March 31, 2019 and 2018
(Dollars in millions)

	Three Months
	2019	2018	B(W)

Fleet Management Solutions

FMS total revenue	$1,351.6	1,243.1	9%
Fuel services revenue(a)	(207.9)	(203.8)	2%
FMS operating revenue *	$1,143.7	1,039.2	10%

Segment earnings before income taxes	$60.9	54.3	12%

FMS earnings before income taxes as % of FMS total revenue	4.5%	4.4%

FMS earnings before income taxes as % of FMS operating revenue *	5.3%	5.2%

Dedicated Transportation Solutions

DTS total revenue	$349.6	299.0	17%
Subcontracted transportation	(76.8)	(63.7)	21%
Fuel	(37.2)	(33.8)	10%
DTS operating revenue *	$235.6	201.4	17%

Segment earnings before income taxes	$17.4	13.1	33%

DTS earnings before income taxes as % of DTS total revenue	5.0%	4.4%

DTS earnings before income taxes as % of DTS operating revenue *	7.4%	6.5%

Supply Chain Solutions

SCS total revenue	$635.7	494.7	28%
Subcontracted transportation	(128.0)	(86.9)	47%
Fuel	(30.6)	(25.0)	22%
SCS operating revenue *	$477.1	382.8	25%

Segment earnings before income taxes	$32.3	25.5	27%

SCS earnings before income taxes as % of SCS total revenue	5.1%	5.2%

SCS earnings before income taxes as % of SCS operating revenue *	6.8%	6.7%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, DTS and SCS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to DTS and SCS.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended March 31,		Change
	2019	2018	2019/2018

ChoiceLease
Average fleet count	151,400	140,100	8%
End of period fleet count	153,500	140,800	9%
Miles/unit per day change - % (a)	0.8%	(1.1)%

Commercial rental
Average fleet count	43,000	38,600	11%
End of period fleet count	43,800	39,300	11%
Rental utilization - power units	74.9%	74.8%	10 bps
Rental rate change - % (b)	2.9%	2.7%

Customer vehicles under
SelectCare contracts
Average fleet count	56,200	54,200	4%
End of period fleet count	55,900	54,500	3%

Customer vehicles under
SelectCare on-demand (c)
Fleet serviced during the period	9,000	8,100	11%

DTS
Average fleet count (d)	9,500	8,500	12%
End of period fleet count (d)	9,700	8,700	11%

SCS
Average fleet count (d)	9,700	8,400	15%
End of period fleet count (d)	9,800	8,400	17%

Used vehicle sales (UVS)
Average UVS inventory	7,300	6,000	22%
End of period fleet count	7,600	6,000	27%
Used vehicles sold	4,900	4,200	17%
UVS pricing change - % (e)
Tractors	17%	5%
Trucks	3%	2%

Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for ChoiceLease, Commercial Rental and SelectCare.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.
Specifically, the following non-GAAP financial measures are included in this presentation:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
DTS Operating Revenue	DTS Total Revenue
SCS Operating Revenue	SCS Total Revenue
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
Comparable Earnings Measures:
Comparable Earnings Before Income Tax and Comparable Tax Rate	Earnings Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS and Comparable EPS Forecast	EPS from Continuing Operations EPS Forecast from Continuing Operations	Consolidated Condensed Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations (Forecast)
Adjusted Return on Average Capital (ROC) and Adjusted ROC Spread
Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.
Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION

	Three months ended March 31,
	2019	2018

Total revenue	$2,180.3	1,904.2
Fuel	(216.5)	(210.0)
Subcontracted transportation	(204.8)	(150.6)
Operating revenue *	$1,759.0	1,543.7

TOTAL CASH GENERATED/FREE CASH FLOW RECONCILIATION

	Three months ended March 31,
	2019	2018

Net cash provided by operating activities from continuing operations	$485.3	336.9
Proceeds from sales (primarily revenue earning equipment) (a)	103.5	90.0
Total cash generated *	588.8	426.8
Purchases of property and revenue earning equipment (a)	(1,026.7)	(662.7)
Free cash flow **	$(437.9)	(235.9)

Memo:
Net cash provided by financing activities	$434.3	229.6
Net cash used in investing activities	$(923.2)	(572.8)

Notes:

(a)	Included in cash flows from investing activities.

** Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION

	Twelve months ended March 31,
	2019	2018

Net earnings (12-month rolling period)	$293.7	785.1
+ Restructuring and other items	13.0	41.1
+ Income taxes	109.8	(487.8)
Adjusted earnings before income taxes	416.5	338.5
+ Adjusted interest expense (a)	197.6	143.8
- Adjusted income taxes (b)	(155.6)	(155.6)
= Adjusted net earnings for ROC (numerator) [A]	$458.5	326.7

Average total debt	$6,335.7	5,424.1
Average off-balance sheet debt	—	—
Average shareholders' equity	2,515.4	2,016.9
Adjustment to equity (c)	28.9	(138.2)
Adjusted average total capital (denominator) [B]	$8,880.0	7,302.8

Adjusted ROC * [A]/[B]	5.2%	4.5%

Weighted average cost of capital	4.8%	4.2%

Adjusted return on capital spread	0.4%	0.3%

Notes:

(a)	Represents reported interest expense plus imputed interest on off-balance sheet obligations.
(b)	Represents provision for income taxes plus income taxes on restructuring and other charges and adjusted interest expense.
(c)	Represents the impact to equity of items to arrive at comparable earnings.

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital set forth in this table.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three months ended March 31,
	2019	2018

Earnings from continuing operations	$45.9	37.3
+ Provision for income taxes	22.3	15.4
Earnings before income taxes from continuing operations	68.2	52.7
+ Non-operating pension costs	6.5	1.2
+ ERP implementation costs	3.6	—
+ Restructuring and other, net	2.6	(0.4)
+ Goodwill impairment	—	15.5
Comparable earnings before income taxes from continuing operations *	80.8	69.0
+ Interest expense	55.3	38.2
+ Depreciation	377.4	332.8
+ Losses from used vehicle fair value adjustments	16.7	13.6
+ Amortization	34.6	26.1
Comparable EBITDA *	$564.7	479.7

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of earnings before income taxes from continuing operations to comparable earnings before income taxes from continuing operations is set forth in this table.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

COMPARABLE EARNINGS/EARNINGS BEFORE INCOME TAX/TAX RATE RECONCILIATION

		2019
	Consolidated Statements of Earnings Line Item	Three Months

Earnings from continuing operations before income taxes		$68.2
Non-operating pension costs	Non-operating pension costs	6.5
ERP implementation costs	SG&A	3.6
Restructuring and other, net	Restructuring and other items, net	2.6
Comparable earnings from continuing operations before income taxes*		80.8

Provision for income taxes		(22.3)
Income tax effects of non-GAAP adjustments**		(0.1)
Comparable provision for income taxes**		(22.3)

Earnings from continuing operations		45.9
Non-operating pension costs	Non-operating pension costs	4.6
ERP implementation costs	SG&A	2.7
Restructuring and other, net	Restructuring and other items, net	1.8
Tax adjustments	Provision for income taxes	3.5
Comparable earnings from continuing operations*		$58.5

Tax rate on continuing operations		32.7%
Income tax effects of non-GAAP adjustments**		(5.1)%
Comparable tax rate on continuing operations**		27.6%

* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

		2018
	Consolidated Statements of Earnings Line Item	Three Months

Earnings from continuing operations before income taxes		$52.7
Non-operating pension costs	Non-operating pension costs	1.2
Restructuring and other, net	Restructuring and other items, net	(0.4)
Goodwill impairment	Restructuring and other items, net	15.5
Comparable earnings from continuing operations before income taxes*		69.0

Provision for income taxes		(15.4)
Income tax effects of non-GAAP adjustments**		(2.6)
Comparable provision for income taxes**		(17.9)

Earnings from continuing operations		37.3
Non-operating pension costs	Non-operating pension costs	0.6
Restructuring and other, net	Restructuring and other items, net	(0.4)
Goodwill impairment	Restructuring and other items, net	15.5
Tax adjustments	Provision for income taxes	(1.9)
Comparable earnings from continuing operations*		$51.1

Tax rate on continuing operations		29.2%
Income tax effects of non-GAAP adjustments**		(3.2)%
Comparable tax rate on continuing operations**		26.0%
* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

Comparable earnings per share from continuing operations forecast:*	Second Quarter 2019	Full Year 2019
EPS from continuing operations	$1.14 to $1.24	$5.28 to $5.58
Non-operating pension costs, net of tax	0.09	0.35
ERP implementation costs	0.07	0.26
Restructuring and other, net	0.04	0.10
Tax adjustments	—	0.06
Comparable EPS from continuing operations forecast*	$1.34 to $1.44	$6.05 to $6.35

Note: Amounts may not be additive due to rounding.

TOTAL CASH GENERATED/FREE CASH FLOW FORECAST RECONCILIATION

2019 Forecast
Net Cash Provided by Operating Activities from Continuing Operations	$2,130
Proceeds from sales (primarily revenue earning equipment) (1)	450
Total cash generated*	2,580

Capital expenditures (1)(2)	(3,700)
Free cash flow **	$(1,120)

Memo:
Net cash provided by financing activities	$1,100
Net cash used in investing activities	$(3,250)

(1)	Included in cash flows from investing activities.

(2)	Capital expenditures presented net of changes in accounts payable related to purchases of revenue earning equipment.

* *Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.